Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Nos. 33-28056, and 333-152032,) on Form S-8 of Aerojet Rocketdyne Holdings, Inc. of our report dated May 30, 2019, with respect to the statements of net assets available for benefits of Aerojet Rocketdyne Retirement Savings Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplemental information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of Aerojet Rocketdyne Retirement Savings Plan.

/s/ Moss Adams LLP

San Francisco, California
May 30, 2019